Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RESULTS FOR FIRST QUARTER 2007

•	Revenue increased 2%, to a record $1.4 billion.

•	Generated EBITDA of $68 million and pretax income of $11 million.

•	EBITDA and pretax income were in line with previous year’s results on a pro forma basis.

•	Domestic Car Rental EBITDA increased 30% on a pro forma basis.

•	Company continued to expand off-airport presence and ancillary revenues.

•	Company reiterates forecast of revenue and EBITDA growth in 2007.

Parsippany, N.J., May 2, 2007 - Avis Budget Group, Inc. (NYSE: CAR) today reported results for its first quarter, which ended March 31, 2007. For the quarter, revenue increased 2% versus 2006 to $1.4 billion, EBITDA was $68 million, and net income from continuing operations was $12 million. On a pro forma basis, excluding the impact of separation related items, EBITDA was $62 million and pretax income was $5 million. Avis Budget Group’s results for the first quarter, which is generally the Company’s seasonally weakest quarter, were ahead of its business plan, and the Company reaffirmed its forecast that revenues, EBITDA and pretax income will increase in 2007 compared to its pro forma 2006 results.

“We continued to execute against our key strategic initiatives in the quarter by strengthening the positioning of our two brands, expanding our off-airport network, and continuing the domestic and international roll-out of our market-leading Where2 GPS navigation unit,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson. “At the same time that we are expanding our market presence and seizing incremental profit opportunities, we are also continuing our long-standing drive toward productivity improvement and cost controls throughout our business, which is reflected in our first quarter results.”

Executive Summary

In the first quarter, our car rental revenues increased 5% year-over-year, driven primarily by a 3% increase in car rental pricing, as measured by time and mileage revenue per rental day. EBITDA for our Domestic and International car rental segments increased 30% and 4%, respectively, on a pro forma basis. We achieved pricing increases in both our commercial and our leisure rentals, despite continued competitive pressures with respect to commercial pricing. Our car rental volumes were flat compared to first quarter 2006, but increased 13% compared to rental days in first quarter 2005. Other car rental revenues, including gas, insurance and Where2 fees, significantly outpaced time and mileage revenues, increasing 12%.

Our per-unit car fleet costs increased 10% year-over-year - as forecast - reflecting industry-wide increases for model-year 2007 program cars, partially offset by changes we have made in fleet and manufacturer mix, in the proportion of lower-cost risk vehicles in our fleet, and in our average hold periods. Including interest expense on the corporate debt issued in April 2006, substantially all of which was used to finance our fleet during the quarter, Avis Budget Car Rental’s total net interest expense increased $27 million year-over-year. Other operating expenses, excluding fleet-related costs, remained constant as a percentage of revenue, and SG&A expenses declined as we continued our cost-reduction initiatives.

Truck rental results, while below last year, were in line with expectations for the quarter. We have completed the Truck organizational restructuring announced in November 2006, which is the first phase of our Budget Truck turn-around plan. Revenue and EBITDA declined due to decreased rental days and pricing versus the prior year. The rental day decline reflected continuing weakness in demand across our local consumer, one-way and commercial sectors, and drove a 7% reduction in fleet. Pricing declined due to lower rates for one-way transactions. The Company expects the year-over-year comparisons in Truck Rental EBITDA to be considerably stronger for the remainder of 2007 than they were in the first quarter.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2007	2006	% change
Revenue	$1,084	$1,044	4%
EBITDA	$50	$31	61%

Revenue increased due to a 2% increase in time and mileage per day rates and a 12% increase in ancillary revenues as rental days were flat year-over-year. EBITDA increased as ancillary revenues, cost-reduction initiatives, particularly in maintenance and damage, a $7 million reduction in vehicle-related interest expense and the impact of the gasoline hedge offset increased fleet costs.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2007	2006	% change
Revenue	$191	$174	10%
EBITDA	$24	$23	4%

2

Revenue increased primarily due to a 6% increase in time and mileage per day rates and a 3% increase in rental days. EBITDA increased year-over-year as revenue growth was partially offset by increased fleet costs and the impact of foreign exchange hedges.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2007	2006	% change
Revenue	$83	$101	(18)%
EBITDA	$(10)	$1	NM

Revenue decreased primarily due to a 5% decrease in time and mileage per day rates and a 17% reduction in rental day volume. EBITDA decreased due to the revenue decline and increased fleet costs as we continued to replace older trucks with newer models. The volume declines reflected reduced consumer and commercial demand and a 7% decline in our average fleet size, and the price declines largely resulted from a lower volume of one-way rentals.

Other Items

•	Avis Budget Car Rental Debt Retirement - In the first quarter, the Company used $19 million of available cash to reduce its outstanding corporate debt.

•

Avis Budget Group, Inc. Guarantee - In February, Avis Budget Group, Inc. provided a parent company guarantee on the $1 billion of senior notes issued by our Avis Budget Car Rental, LLC subsidiary. In exchange for providing this guarantee, we received $14 million before fees and expenses from certain institutional investors. This income will be recorded over the life of the senior notes, which mature in 2014 and 2016.

•

Separation Expenses - We incurred $8 million of expenses for activities related to our 2006 separation into four independent companies. Substantially all of these expenses were funded with cash left with Avis Budget Group at the time of the separation for this purpose. We also recorded a $14 million separation related credit which reflects the Company having indemnification from its former Realogy and Wyndham Worldwide businesses for the $14 million cumulative effect of accounting change expense the Company recorded in conjunction with its adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Excluding these separation related items, first quarter EBITDA was $62 million compared to pro forma EBITDA of $63 million in first quarter 2006.

•

Gasoline Hedge - Domestic results include a $4 million mark-to-market gain on the derivative instruments we purchased in late 2006 and early 2007 to hedge a portion of our exposure to changes in fuel prices.

•	Discontinued Operations - In its reported results, the Company classifies as discontinued operations the results of its former Realogy, Travelport and Wyndham businesses for 2006.

3

Outlook

The Company projects that domestic enplanements, which are a principal determinant of on-airport car rental volumes, will increase modestly in 2007 compared to 2006. In addition, the Company expects that its domestic time and mileage revenue per rental day will increase approximately 3-4% in 2007, and its domestic rental day volume will increase approximately 6-7%. Continued expansion of the Company’s off-airport car rental activities, in which daily rates are generally lower and rental lengths are longer, should cause rental day volume growth to exceed enplanement growth, but it will also dampen reported growth in time and mileage revenue per day.

Domestic fleet costs are expected to increase approximately 10% per vehicle in 2007 compared to 2006, and approximately 20% of the Company’s domestic fleet is expected to be vehicles that are not subject to manufacturer repurchase agreements. For the 2008 model year, the Company expects to meaningfully increase the portion of its fleet that is not subject to manufacturer repurchase agreements. In addition, the Company has intensified its efforts to reduce costs and enhance productivity and expects these initiatives to become increasingly beneficial over the course of the year.

Based on these expectations, the Company estimates that its revenues, pro forma EBITDA and pretax income will increase in 2007 compared to its 2006 revenues of $5.6 billion, its 2006 pro forma EBITDA of $405 million, and its 2006 pro forma pretax income of $172 million. The Company expects year-over-year comparisons to be stronger in the second half of 2007 than in the first six months of the year, driven by an expectation of increased pricing and an easing in fleet cost increases for the 2008 model year. Year-over-year comparisons in the second quarter are not expected to be as strong as they were in the first quarter due to the impact of insurance and other one-time benefits in Domestic Car Rental in 2006.

Investor Conference Call

Avis Budget Group will host a conference call to discuss its first quarter results on Thursday, May 3, 2007, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0063 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on May 3, 2007 until 8:00 p.m. (ET) on May 10 at (203) 369-1369, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may

4

cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to full year 2007, are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, no increase or a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, the Company’s ability to operate independently in a cost-efficient fashion following completion of the separation, risks inherent in the restructuring of the operations of Budget Truck Rental and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2006, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 6 to this release.

Contacts

Media Contacts:	Investor Contacts:
John Barrows	David Crowther
973-496-7865	973-496-7277

Susan McGowan
973-496-3916

# # #

Tables Follow

5

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	First Quarter
	2007	2006	% Change
Income Statement Items
Net revenues	$1,365	$1,337	2%
Income (loss) before income taxes	11	(98)	*
Income (loss) from continuing operations	12	(66)	*
EPS from continuing operations (diluted)	0.12	(0.66)	*

Cash Flow Items
Net cash provided by operating activities	$400	$124	223%
Free cash flow (A)	97	(177)	*

	As of
	March 31, 2007	December 31, 2006
Balance Sheet Items
Cash and cash equivalents (B)	$254	$172
Vehicles, net	8,143	7,049
Debt under vehicle programs	6,398	5,270
Corporate debt	1,823	1,842
Stockholders’ equity	2,446	2,443

Segment Results
	First Quarter
	2007	2006	% Change
Net Revenues
Domestic Car Rental	$1,084	$1,044	4%
International Car Rental	191	174	10%
Truck Rental	83	101	(18%)
Corporate and Other	7	18	*

Total Company	$1,365	$1,337	2%

EBITDA (C)
Domestic Car Rental	$50	$31	61%
International Car Rental	24	23	4%
Truck Rental	(10)	1	*
Corporate and Other (D)	4	(66)	*

Total Company	$68	$(11)	*

Reconciliation of EBITDA to Pretax Income (Loss)
Total Company EBITDA	$68	$(11)
Less: Non-vehicle related depreciation and amortization	24	27
Interest expense related to corporate debt, net	33	60

Income (loss) before income taxes	$11	$(98)	*

*	Not meaningful.
(A)	See Table 6 for a description of Free Cash Flow and Table 5 for the underlying calculations.
(B)	The balance at March 31, 2007 and December 31, 2006 includes $24 million and $12 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 6 for a description of EBITDA.
(D)	Corporate and Other includes separation-related costs (credits) of $(8) million and $25 million during first quarter 2007 and 2006, respectively, and first quarter 2006 includes amounts that were previously allocated to the Company’s discontinued operations.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

	First Quarter
	2007	2006
Revenues
Vehicle rental	$1,077	$1,065
Other	288	272

Net revenues	1,365	1,337

Expenses
Operating	711	696
Vehicle depreciation and lease charges, net	362	330
Selling, general and administrative	159	206
Vehicle interest, net	71	91
Non-vehicle related depreciation and amortization	24	27
Interest expense related to corporate debt, net	33	60
Separation costs, net (A)	(6)	25

Total expenses	1,354	1,435

Income (loss) before income taxes	11	(98)
Benefit from income taxes	(1)	(32)

Income (loss) from continuing operations	12	(66)
Income from discontinued operations, net of tax (B)	—	215
Gain (loss) on disposal of discontinued operations, net of tax	1	(15)

Income before cumulative effect of accounting changes	13	134
Cumulative effect of accounting changes, net of tax (C)	—	(64)

Net income	$13	$70

Earnings per share (D)
Basic
Income (loss) from continuing operations	$0.12	$(0.66)
Income from discontinued operations	—	2.14
Income (loss) on disposal of discontinued operations	0.01	(0.15)
Cumulative effect of accounting changes	—	(0.63)

Net income	$0.13	$0.70

Diluted
Income (loss) from continuing operations	$0.12	$(0.66)
Income from discontinued operations	—	2.14
Income (loss) on disposal of discontinued operations	—	(0.15)
Cumulative effect of accounting changes	—	(0.63)

Net income	$0.12	$0.70

Weighted average shares outstanding
Basic	101.6	100.6
Diluted	103.0	100.6

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. During first quarter 2007, we incurred net separation costs (credits) of $(8) million and $2 million within Corporate and Other and Domestic Car Rental, respectively, and during first quarter 2006 we incurred $25 million of such costs within Corporate and Other. The 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FIN 48, “Accounting for Uncertainty in Income Taxes.”
(B)	Includes the results of operations of (i) Realogy and Wyndham, which were spun-off on July 31, 2006, and (ii) Travelport, which was disposed of on August 23, 2006.
(C)	Represents a non-cash charge to reflect the cumulative effect of adopting (i) Statement of Financial Accounting Standards (“SFAS”) No. 152, “Accounting for Real Estate Time-Sharing Transactions,” and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions” on January 1, 2006, which resulted in a non-cash charge of $65 million, after tax, and (ii) SFAS No. 123R, “Share-Based Payment,” on January 1, 2006, which resulted in a non-cash credit of $1 million, after tax.
(D)	Weighted average shares outstanding for all periods reflect a one-for-ten reverse stock split, which became effective during third quarter 2006. Because the Company incurred a loss from continuing operations in first quarter 2006, all outstanding stock options, restricted stock units and warrants are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	First Quarter
	2007	2006	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	21,598	21,637	—
Time and Mileage Revenue per Day	$40.27	$39.40	2%
Average Rental Fleet	323,581	326,792	(1%)

International Car Rental Segment

Rental Days (000’s)	3,391	3,282	3%
Time and Mileage Revenue per Day	$41.31	$39.10	6%
Average Rental Fleet	52,384	50,114	5%

Total Car Rental

Rental Days (000’s)	24,989	24,919	—
Time and Mileage Revenue per Day	$40.41	$39.36	3%
Average Rental Fleet	375,965	376,906	—

TRUCK RENTAL SEGMENT

Rental Days (000’s)	842	1,009	(17%)
Time and Mileage Revenue per Day	$79.51	$83.94	(5%)
Average Rental Fleet	28,103	30,144	(7%)

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

PRO FORMA SELECTED FINANCIAL DATA AND ESTIMATES FOR AVIS BUDGET CAR RENTAL, LLC

(In millions)

The following table presents our financial data for first quarter 2007 and corresponding pro forma financial data for first quarter 2006. We provide this supplemental information in order to present Avis Budget Car Rental, LLC’s EBITDA and income before income taxes for first quarter 2007 and 2006 on a comparable basis. All of these financial data are for Avis Budget Car Rental, LLC and its subsidiaries, the companies that comprise Avis Budget Group, Inc.’s vehicle rental business. The estimates were derived from Avis Budget Car Rental, LLC’s selected historical financial data and adjusted to give effect to the following pro forma transactions:

•	Establishment of a $2.375 billion senior credit facility, of which $819 million was drawn at March 31, 2007

•	Issuance of $1.0 billion of senior unsecured notes

•	Repayment of approximately $1.875 billion of debt under vehicle programs with proceeds from credit facility borrowings and the issuance of senior notes

•	Elimination of interest income related to intercompany balances

•	Reversal of allocated corporate general overhead costs and inclusion of estimated stand-alone corporate costs

The pro forma financial data assume that the pro forma transactions occurred on January 1, 2006. Management believes that the assumptions used to derive the pro forma financial data are reasonable under the circumstances and given the information available. The pro forma financial data have been provided for informational purposes only and are not necessarily indicative of the financial condition or results of future operations or the actual results that would have been achieved had the pro forma transactions occurred on the date indicated. For risk factors that could adversely affect our business, please see “Forward-Looking Statements” included in the accompanying press release.

	First Quarter
	2007 (Pro forma)	2006 (Pro forma)

Revenues	$1,358	$1,319

EBITDA	$62	$63
Interest on corporate debt (A)	33	35

EBITDA less interest on corporate debt (EBTDA)	29	28
Non-vehicle depreciation and amortization (B)	24	22

Income before income taxes	$5	$6

The following table and footnotes provide further details on the adjustments made to arrive at the pro forma data.

Reconciliation of Avis Budget Car Rental EBITDA to Avis Budget Car Rental pro forma EBITDA:

	First Quarter 2007	First Quarter 2006
Avis Budget Car Rental EBITDA	$64	$55

Adjustments:
Remove general corporate overhead (C)	—	16
Remove vehicle and intercompany interest, net (D)	—	8
Remove separation costs	2	—
Add public company costs (E)	(4)	(16)

Total adjustments	(2)	8

Pro forma EBITDA	$62	$63

(A)	Represents interest expense on the April 2006 financings.
(B)	The 2006 amount includes additional depreciation and amortization associated with assets transferred from the corporate parent of Avis Budget Car Rental in conjunction with the separation transactions.
(C)	Represents allocated general corporate overhead costs, which are replaced by stand-alone corporate costs.
(D)	Represents the removal of intercompany interest income on the intercompany balance with the corporate parent of Avis Budget Car Rental, removal of interest expense related to debt under vehicle programs (as associated debt was repaid with proceeds from the credit facility and senior notes) and the impact of increased Truck financing costs due to the separation transaction.
(E)	The 2006 amount represents estimate of costs to operate as a stand-alone public company without Realogy, Wyndham and Travelport. The 2007 amount represents actual Corporate and Other costs, excluding separation related items.

Table 5

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

	First Quarter
	2007	2006
Operating Activities
Net cash provided by (used in) operating activities exclusive of vehicle programs	$48	$(193)
Net cash provided by operating activities of vehicle programs	352	317

Net cash provided by operating activities	400	124

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(22)	(44)
Net cash used in investing activities of vehicle programs	(1,414)	(863)

Net cash used in investing activities	(1,436)	(907)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(7)	(110)
Net cash provided by financing activities of vehicle programs	1,125	574

Net cash provided by financing activities	1,118	464

Effect of changes in exchange rates on cash and cash equivalents	—	(1)
Cash used in discontinued operations	—	(180)

Net increase (decrease) in cash and cash equivalents	82	(500)
Cash and cash equivalents, beginning of period	172	546

Cash and cash equivalents, end of period	$254	$46

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (*)
	First Quarter
	2007	2006
Pretax income (loss)	$11	$(98)
Addback of non-cash, non-vehicle related depreciation and amortization	24	27
Working capital and other	21	—
Capital expenditures	(20)	(17)

Free Cash Flow before taxes, vehicle programs and stockholder litigation payments	36	(88)
Tax payments, net of refunds	(3)	(85)
Vehicle programs (A)	64	28
Stockholder litigation payments	—	(32)

Free Cash Flow	97	(177)

Payments for acquisitions, net of cash acquired	—	(15)
Proceeds from disposition of businesses, net of transaction-related payments	—	(19)
Net issuance (repurchase) of common stock	13	(221)
Payment of dividends	—	(113)
Net borrowings (repayments)	(19)	225
Investments and other	(9)	—
Discontinued operations	—	(180)

Net increase (decrease) in cash and cash equivalents (per above)	$82	$(500)

(*) See Table 6 for a description of Free Cash Flow. (A) Cash flows related to vehicle programs may fluctuate significantly from period to period due to the timing of the underlying transactions.
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
	First Quarter
	2007	2006
Free Cash Flow (per above)	$97	$(177)
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,414	863
Financing activities of vehicle programs	(1,125)	(574)
Capital expenditures	20	17
Proceeds received on asset sales	(4)	(4)
Change in restricted cash	(2)	(1)

Net Cash Provided by Operating Activities (per above)	$400	$124

Table 6

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA for Avis Budget Group, Inc. and for Avis Budget Car Rental, LLC (“ABCR”), which represents income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Pro forma EBITDA

We refer you to Table 4 for information regarding these measures.

Reconciliation of Avis Budget Car Rental, LLC pro forma EBITDA to Avis Budget Group, Inc. income before income taxes:

	First Quarter 2007
Avis Budget Car Rental, LLC pro forma EBITDA	$ 62
Separation costs	6
Less: Non-vehicle related depreciation and amortization	(24)
Interest expense related to corporate debt, net	(33)

Avis Budget Group, Inc. income before income taxes	$ 11

Reconciliation of Domestic Car Rental pro forma EBITDA:

	First Quarter
	2007	2006
Domestic Car Rental EBITDA	$50	$31
Adjustments:
Remove separation costs	2	—
Remove vehicle interest and intercompany interest, net	—	9

Domestic pro forma EBITDA	$52	$40

There were no pro forma adjustments for International Car Rental in first quarter 2007 and first quarter 2006.

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 5, which accompanies this press release.